Exhibit 99.2

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2024 (the “Effective Date”) by and between INTREPID GLOBAL ADVISORS, INC. a Delaware corporation (the “Company”), and GARRETT A WILLIAMS TTEE – GMW TRUST (the “Stockholder”). The parties are sometimes referred to herein individually by name or as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Stockholder owns shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Stock”); and

WHEREAS, the Company has agreed to repurchase the Stockholder’s Preferred Stock, and the Stockholder has agreed to sell the Stockholder’s Preferred Stock to the Company, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                Sale and Repurchase of Preferred Stock. As of the Effective Date, the Stockholder hereby sells, transfers, conveys and delivers to the Company, and the Company hereby purchases, the Stockholder’s Preferred Stock, consisting of 3,750,000 shares of Preferred Stock, free and clear of any and all liens, claims, charges, mortgages, pledges, security interests, encumbrances and third party rights of any kind. In consideration of the sale, transfer, conveyance and delivery to the Company of the Preferred Stock, the Company shall pay to the Stockholder the sum of $22,500 (the “Repurchase Price”), payable as provided in Section 2 below. The Stockholder shall deliver to the Company any and all certificates representing the shares of Preferred Stock purchased hereunder, duly endorsed for transfer to the Company, and such other documents and instruments as requested by the Company as may be necessary or appropriate to evidence the transfer of the Preferred Stock to the Company and to vest in the Company good and marketable title in and to the Preferred Stock, free and clear of any and all liens, claims, charges, mortgages, pledges, security interests, encumbrances and third party rights of any kind.

2.                Delivery and Payment. In consideration for the repurchase of the Preferred Stock pursuant to this Agreement, upon the execution and delivery of this Agreement by the Stockholder, the Company shall deliver to the Stockholder a check in the amount of the Repurchase Price.

3.              The Stockholder’s Representations and Warranties. The Stockholder hereby represents and warrants to the Company that as of the Effective Date: (a) the Stockholder has good and marketable title to the Preferred Stock subject to this Agreement, free and clear of any and all liens, claims, charges, mortgages, pledges, security interests, encumbrances and third party rights of any kind; (b) the Preferred Stock subject to this Agreement represents all of the preferred stock of the Company held by the Stockholder; (c) the Stockholder has the power and authority to enter into and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Stockholder; (d) this Agreement is a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms; (e) the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated by this Agreement do not and will not violate, conflict with or result in a breach of any provision of the organizational documents of the Stockholder or any agreement to which the Stockholder is a party or to which any of its properties or assets are bound; (f) there are no claims, investigations, inquiries, demands, suits, actions or causes of action, or arbitration proceedings pending or, to Stockholder’s knowledge, threatened against the Stockholder before any federal, state or local court or regulatory agency or other governmental authority wherever located that would prevent the Stockholder from entering into or performing the Stockholder’s obligations under this Agreement; and (g) the Company has advised the Stockholder of the desirability of independent legal and tax counsel and provided an opportunity to have the Stockholder’s own legal and tax representative review all applicable documents and provide advice arising out of and relating to this Agreement, and with full knowledge of the opportunity and the potential consequences, the Stockholder has either received independent legal and tax advice in relation to this Agreement or decided to forego it knowingly, willingly and voluntarily.

4.                The Company’s Representations and Warranties. The Company hereby represents and warrants to the Stockholder that the Company has full power and authority to execute and enter into this Agreement as of the Effective Date, and that this Agreement represents the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

5.                Acknowledgments. The Stockholder acknowledges that, except as set forth by the Company in Section 4 of this Agreement, none of the Company or any of its directors, officers, employees, agents or representatives is making or has made any representations or warranties, express or implied, regarding the Company, its business, financial condition, results of operations, business valuation or subject matter of this Agreement, and except as expressly set forth in Section 4, the Stockholder is not relying and has not relied on any representations or warranties, express or implied, regarding the Company’s business, financial condition, results of operations, business valuation or the subject matter of this Agreement.

6.                Release of Claims. The Stockholder, for the Stockholder and the Stockholder’s heirs, executors, administrators, personal representatives, agents, successors and assigns, hereby completely and forever releases, discharges and acquits the Company, together with the Company’s stockholders, directors, officers, agents, affiliates, representatives, successors and assigns, from any and all claims, demands, damages, actions, causes of action or suits at law or in equity, of whatsoever kind or nature, arising out of or in connection with the Company, the Preferred Stock and/or the Stockholder’s ownership of the Preferred Stock at any time through the Effective Date. For purposes of this Agreement, “all claims” shall include, without limitation, any and all claims of any kind, whether known or unknown, anticipated or unanticipated, past or present, or contingent or fixed as of the Effective Date.

7.                Costs and Attorneys’ Fees. Each Party shall be responsible for her, his or its own costs, expenses and attorneys’ fees incurred in connection with the negotiation, execution and delivery of this Agreement.

8.                Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes and preempts all prior understandings and agreements between the Parties with respect to the subject matter hereof. This Agreement shall not be amended or modified in any manner except upon written agreement by both of the Parties.

9.                Severability. The Parties agree that the invalidity or unenforceability of any one provision or part of this Agreement shall not render any other provisions or parts hereof invalid or unenforceable and that such other provisions or parts shall remain in full force and effect.

10.              Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. Any original signature may be obtained through facsimile or other electronic transmission.

11.              Further Assurances. The Parties agree that each of them will execute and deliver such further agreements and instruments, in form and substance reasonably satisfactory to each Party, and take such other action as may be reasonably necessary or appropriate, to carry out the purposes and intents of this Agreement.

12.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.

13.              Assignability. Neither this Agreement nor any right or obligation hereunder shall be assignable by the Stockholder without the prior written consent of the Company.

14.              Binding Effect. This Agreement shall inure to the benefit of not only the Parties, but their respective heirs, executors, administrators, personal representatives, successors, assigns, subsidiaries, affiliates, partners, members, managers, officers, directors, stockholders, agents, employees and representatives and shall be binding not only upon the Parties, but also the aforesaid parties.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

INTREPID GLOBAL ADVISORS, INC.

By: /s/ Jeff Toghraie

Name: Jeff Toghraie

Title: Managing Director

GARRETT A WILLIAMS TTEE

GMW TRUST

By: /s/ Garrett Williams

Name: Garrett Williams

Title: Trustee